Editorial Contact:	Investor Relations Contact:
Thomas Stites Mindspeed Technologies, Inc. (949) 579-3650	Simon Biddiscombe Mindspeed Technologies, Inc. (949) 579-6283

MINDSPEED REVISES FISCAL 2007 SECOND QUARTER REVENUE OUTLOOK

Company Continues to Expect Non-GAAP Operating Profitability in Its Third Quarter of Fiscal 2007

NEWPORT BEACH, Calif., April 3, 2007 - Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced that it expects second quarter revenues to increase approximately 2 percent sequentially over fiscal first quarter revenues of $30.2 million, compared to its prior expectations of a 7 to 13 percent sequential increase. The company attributed the revenue shortfall primarily to demand weakness for its high-performance analog products including one customer undergoing merger consolidation.

Based on the significant strength of its fiscal third quarter backlog, the company continues to expect non-GAAP operating profitability in its third quarter.

The company will report its fiscal 2007 second quarter results on April 23, 2007.

About Mindspeed Technologies ®
Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide area networks.

The company’s three key product families include high-performance analog transmission and switching solutions, multiservice access products designed to support voice and data services across wireline and wireless networks, and WAN communications solutions including T/E carrier physical-layer and link-layer devices as well as ATM/MPLS network processors.

Mindspeed’s products are used in a wide variety of network infrastructure equipment, including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment.

To learn more, visit us at www.mindspeed.com

Safe Harbor Statement
This press release contains statements relating to Mindspeed, and our future and expected operating results, including certain projections and business trends, that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements include information regarding the company's expectations, goals or intentions, including, but not limited to, statements regarding the company's ability to return to non-GAAP operating profitability and the timing thereof; backlog; and operating results for future periods. Actual results, and actual events that occur, may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: unforeseen changes in determining revenues for the second quarter of fiscal 2007, market demand for our new and existing products and our ability to increase our revenues; our ability to maintain operating expenses within anticipated levels; our ability to reduce our cash consumption; availability and terms of capital needed for our business; constraints in the supply of wafers and other product components from our third-party manufacturers; the ability to attract and retain qualified personnel; successful development and introduction of new products; obtaining design wins and developing revenues from them; pricing pressures and other competitive factors; order and shipment uncertainty; fluctuations in manufacturing yields; product defects; and intellectual property infringement claims by others and the ability to protect our intellectual property, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.

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